UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2006

Group 1 Automotive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

950 Echo Lane, Suite 100, Houston, Texas		77024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-647-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Group 1 Automotive, Inc. (the "Company") entered into an Employment Agreement with John C. Rickel on June 2, 2006 ( the Employment Agreement"). A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In accordance with the Employment Agreement, the Company has agreed, subject to the terms and conditions of the Employment Agreement, to employ Mr. Rickel through December 31, 2008. Mr. Rickel’s current annual base salary under the employment agreement is $375,000. The base salary may be increased from time to time by the Company. The base salary may not be reduced during the first 12 months of the term of the Employment Agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers of the Company.

Under the Employment Agreement, Mr. Rickel is entitled to a one-time sign-on bonus of $150,000, which was paid in 2005. Mr. Rickel's annual incentive compensation will be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion in accordance with the terms of the Company’s annual incentive compensation program.

Mr. Rickel is also entitled to participate, on the same basis generally as the Company’s other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Rickel will be furnished one "demonstrator vehicle" of his choice and a vehicle allowance totaling $1,250 per month.

Simultaneous with the execution of the Employment Agreement, Mr. Rickel entered into an Incentive Compensation and Non-Compete Agreement (the "Agreement"). A copy of the Incentive Compensation and Non-Compete Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Pursuant to the Agreement, effective June 2, 2006, the Company granted Mr. Rickel 10,000 shares of restricted stock in accordance with the terms and conditions of the Company’s 1996 Stock Incentive Plan. Such shares of restricted stock will vest as follows: (i) 4,000 shares will vest on May 24, 2008, (ii) 2,000 shares will vest on May 24, 2009, (iii) 2,000 shares will vest on May 24, 2010, and (iv) 2,000 shares will vest on May 24, 2011.

In the event of an "involuntary termination" of Mr. Rickel's employment, Mr. Rickel will be entitled to continue to receive his base salary for the greater of (A) the lesser of (i) two years or (ii) the remainder of the term or (B) one year, payable semi-monthly. In addition, Mr. Rickel shall also be entitled to a pro-rated bonus (based on termination date), calculated in accordance with the Company's annual incentive compensation program and paid in the next year following the release of earnings for the year in which termination occurred. Upon an involuntary termination, all restricted stock and stock options granted under the Agreement will become 100% vested (and the exercise of those stock options will continue to be permitted as if his employment had continued for the full term of the Employment Agreement.) Mr. Rickel would also be eligible for the use of the "demonstrator vehicle" for six months from date of termination.

An "involuntary termination" includes:

• termination of Mr. Rickel by the Company without cause (as defined in the Employment Agreement);
• a material breach of Mr. Rickel's employment agreement by the Company;
• the relocation of Mr. Rickel by more than 50 miles;
• a material diminution in his position, duties or authority; or
• a reduction in his base salary within six months after the dissolution, merger, sale of substantially all of the assets or certain other Corporate Changes (as defined in the Employment Agreement) of the Company.

Upon Mr. Rickel's death or long-term disability, his restricted stock and stock options granted under the Agreement will become 100% vested. Upon Mr. Rickel's death, Mr. Rickel's surviving spouse would be eligible for the use of the "demonstrator vehicle" for 12 months from date of death. In the event of disability, Mr. Rickel would be eligible for use of the "demonstrator vehicle" for six months.

We are not obligated to pay any amounts to Mr. Rickel other than his pro rata base salary through the date of his termination upon:

• voluntary termination of employment by Mr. Rickel; or
• termination of employment by us for cause, as defined in the Employment Agreement.

Under the Employment Agreement, if any payment made by the Company to or for the benefit of Mr. Rickel would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, the Company is required to pay Mr. Rickel an additional amount to cover any such taxes and any interest or penalties imposed with respect to such taxes.

For a period of two years after his termination of employment with the Company, Mr. Rickel has agreed not to compete with the Company and not to induce any employee of the Company to leave his or her employment with the Company or hire any employee of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Senior Vice President, Operations & Corporate Development

On June 1, 2006, Group 1 Automotive, Inc. announced the promotion of Randy L. Callison to senior vice president of operations and corporate development. Prior to his promotion, Mr. Callison served as vice president, corporate development since 1997. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement between Group 1 Automotive, Inc. and John C. Rickel, dated as of June 2, 2006.

10.2 Incentive Compensation and Non-Compete Agreement between Group 1 Automotive, Inc. and John C. Rickel, dated as of June 2, 2006.

99.1 Press release of Group 1 Automotive, Inc., dated as of June 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

June 6, 2006	By:	John C. Rickel

Name: John C. Rickel
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Group 1 Automotive, Inc. and John C. Rickel, dated as of June 2, 2006.
10.2	Incentive Compensation and Non-Compete Agreement between Group 1 Automotive, Inc. and John C. Rickel, dated as of June 2, 2006.
99.1	Press release of Group 1 Automotive, Inc., dated as of June 1, 2006.